[Exhibit 99.2]

Lightwave Logic Announces the Appointment of Dr. Joseph A. Miller to its Board of Directors

May 11, 2011

NEWARK, Del., May 11, 2011 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that it has appointed Dr. Joseph A. Miller to its Board of Directors.  Dr. Miller is filling the vacancy created by Fred Goetz, our co-founder and senior vice president, who resigned from the Board of Directors on May 10, 2011.

Dr. Miller currently holds the position of Executive Vice President and Chief Technology Officer of Corning Incorporated (GLW) and has held that position since 1994.  Dr. Miller also currently serves on the Board of Directors of Greatbatch and Dow Corning. Dr. Miller holds a doctorate degree in Chemistry from Penn State University.

Jim Marcelli, Chief Executive Officer of Lightwave Logic said, "We are extremely pleased to have Dr. Miller join our Board of Directors.  His deep scientific and industry knowledge along with many years of public company experience will be invaluable to us as we implement our current commercialization strategy and identify new opportunities that will broaden our business.

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.